Exhibit A-4(ii)

ARTICLES OF CORRECTION
TO THE
ARTICLES OF INCORPORATION
OF
ENTERGY LOUISIANA HOLDINGS, INC.

ARTICLE 1

The name of this corporation (sometimes hereinafter referred to as the "Corporation") is Entergy Louisiana Holdings, Inc.

ARTICLE 2

The Articles of Incorporation of the Corporation (the "Articles of Incorporation") were filed with the Secretary of State of Texas (in accordance with and attached to its Articles of Conversion) on December 28, 2005 but to be effective at 11:57 pm on December 31, 2005.

ARTICLE 3

These Articles of Correction are being filed in accordance with Article 1302-7.01 of the Texas Miscellaneous Corporation Laws to correct a scrivener's error in Article 5, Part III, Section (G) of the Articles of Incorporation.

ARTICLE 4

Article 5, Part III, Section (G) of the Articles of Incorporation is hereby corrected by deleting such section in its entirety and inserting the following in lieu thereof:

(G) Upon the affirmative vote of a majority of the shares of the issued and outstanding Common Stock at any annual meeting, or any special meeting called for that purpose, the Corporation may at any time redeem all of any series of the Preferred Stock or may from time to time redeem any part thereof, by paying in cash, as to the First Series Preferred Stock, a redemption price of $104.25 per share, as to the Second Series Preferred Stock, a redemption price of $104.21 per share, as to the Third Series Preferred Stock, a redemption price of $104.06 per share, as to the Fourth Series Preferred Stock, a redemption price of $104.18 per share, as to the Fifth Series Preferred Stock, a redemption price of $103.00 per share, as to the Sixth Series Preferred Stock, a redemption price of $102.92 per share, as to the Eighth Series Preferred Stock, a redemption price of $107.70 per share if redeemed on or prior to April 1, 1981, $105.74 per share if redeemed subsequent to April 1, 1981 but on or prior to April 1, 1986, and $103.78 per share if redeemed subsequent to April 1, 1986, as to the Ninth Series Preferred Stock, a redemption price of $107.04 per share if redeemed on or prior to January 1, 1982, $105.20 per share if redeemed subsequent to January 1, 1982 but on or prior to January 1, 1987, and $103.36 per share if redeemed subsequent to January 1, 1987, and as to the Series H Preferred Stock, a redemption price of $25.00 per share (except that no share of the Series H Preferred Stock shall be redeemed on or before October 1, 1997), and as to each additional series such redemption price or prices, with such restrictions or limitations, if any, on redemption or refunding, as shall be fixed in and by the resolution or resolutions of the Board of Directors of the Corporation providing for such series; plus, in each case where applicable, an amount equivalent to the accumulated and unpaid dividends, if any, to the date fixed for redemption. Notwithstanding any other provision herein to the contrary, no redemption shall be made by the Corporation if such redemption is not permitted under the Act. Notice of the intention of the Corporation to redeem all or any part of the Preferred Stock shall be mailed not less than thirty (30) days nor more than sixty (60) days before the date fixed for redemption to each holder of record of Preferred Stock to be redeemed, at his post-office address as shown by the Corporation's records, and not less than thirty (30) days' notice nor more than sixty (60) days' notice of such redemption may be published in such manner as may be prescribed by resolution of the Board of Directors of the Corporation; and, in the event of such publication, no defect in the mailing of such notice shall affect the validity of the proceedings for the redemption of any shares of Preferred Stock so to be redeemed. Contemporaneously with the mailing or publication of such notice as aforesaid or at any time thereafter prior to the date fixed for redemption, the Corporation may deposit the aggregate redemption price (or the portion thereof not already paid in the redemption of such Preferred Stock so to be redeemed) with any bank or trust company in the City of New York, New York, or in the City of New Orleans, Louisiana, named in such notice, payable to the order of the record holders of the Preferred Stock so to be redeemed, as the case may be, on the endorsement and surrender of their certificates, and thereupon said holders shall cease to be stockholders with respect to such shares; and from and after the making of such deposit such holders shall have no interest in or claim against the Corporation with respect to said shares, but shall be entitled only to receive such moneys from said bank or trust company, with interest, if any, allowed by such bank or trust company on such moneys deposited as in this paragraph provided, on endorsement and surrender of their certificates as aforesaid. Any moneys so deposited, plus interest thereon, if any, remaining unclaimed at the end of six years from the date fixed for redemption, if thereafter requested by resolution of the Board of Directors, shall be repaid to the Corporation, and in the event of such repayment to the Corporation, such holders of record of the shares so redeemed as shall not have made claim against such moneys prior to such repayment to the Corporation, shall be deemed to be unsecured creditors of the Corporation for an amount, without interest, equivalent to the amount deposited, plus interest thereon, if any, allowed by such bank or trust company, as above stated, for the redemption of such shares and so paid to the Corporation. Shares of the Preferred Stock which have been redeemed shall not be reissued. If less than all of the shares of any series of the Preferred Stock are to be redeemed, the shares thereof to be redeemed shall be selected by lot, in such manner as the Board of Directors of the Corporation shall determine, by an independent bank or trust company selected for that purpose by the Board of Directors of the Corporation. Nothing herein contained shall limit any legal right of the Corporation to purchase or otherwise acquire any shares of the Preferred Stock; provided, however, that, so long as any shares of the Preferred Stock are outstanding, the Corporation shall not (i) make any payment, or set aside funds for payment, into any sinking fund for the purchase or redemption of any shares of the Preferred Stock, or (ii) redeem, purchase or otherwise acquire less then all of the shares of the Preferred Stock, if, at the time of such payment or setting aside of funds for payment into such sinking fund, or of such redemption, purchase or other acquisition, dividends payable on any of the Preferred Stock shall be in default in whole or in part, unless, prior to or concurrently with such payment or setting aside of funds for payment into such sinking fund, and/or such redemption, purchase or other acquisition, as the case may be, all such defaults shall be cured or unless such payment or setting aside of funds for payment into such sinking fund, and/or such redemption, purchase or other acquisition, as the case may be, shall have been ordered, approved or permitted under the Public Utility Holding Company Act of 1935. Any shares of the Preferred Stock so redeemed, purchased or acquired shall be retired and canceled.

ARTICLE 5

In accordance with Article 1302-7.04A. of the Texas Miscellaneous Corporation Laws, it is intended that the Articles of Incorporation, as hereby corrected, are considered to have become effective at the time and on the date the Articles of Incorporation were originally intended to become effective as stated therein.

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Executed to be effective as set forth above.

ENTERGY LOUISIANA HOLDINGS, INC.
By: /s/ Reginald G. Rice
Reginald G. Rice
Secretary